EXHIBIT 99.1

International Remote Imaging Systems Has 19% Increase in 3rd Qtr Revenues, Returns to Profitability Following Launch of New iQ(r)200 System

Anticipates Increased Shipments with Continuing Enhancements Being Made to Flagship Product

CHATSWORTH, Calif., Nov. 5, 2003 (PRIMEZONE) -- International Remote Imaging Systems, Inc. (AMEX:IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices for hospitals and clinical laboratories worldwide, today announced a 19% increase in revenues and a return to profitability in the third quarter ended Sept. 30, 2003, following the launch of its new product platform.

Net revenues for the third quarter totaled $8.4 million, compared with $7.1 million in the corresponding period a year ago. The Company also returned to profitability in the third quarter, reporting a net income of $128,259, or $0.01 per diluted share, on 12,450,707 weighted average diluted shares outstanding, as compared with a net income of $103,794, or $0.01 per diluted share, on 11,501,501 weighted average diluted shares outstanding, in the third quarter of 2002.

Net revenues for the nine months were $21.1 million compared with $20.8 million in the year-ago period. The Company experienced a net loss of ($611,000), or $(0.06) per diluted share, on 11,088,869 weighted average diluted shares outstanding, for the period, as compared to net income of $765,000, or $0.07 per diluted share, on 11,552,302 weighted average diluted shares outstanding, for the corresponding period in 2002.

"The third quarter financials reflect the very successful launch of our new iQ(r)200 System," stated Dr. Kshitij Mohan, the Company's Chief Executive Officer. "As previously reported, we sold and shipped 41 units in only two months of the third quarter and expect to sell and ship a higher number in the fourth quarter."

Dr. Mohan noted that while the Company is continuing to receive a positive response for its new product platform, both from customers in the United States as well as distributors overseas, the Iris Diagnostics Division already is making enhancements to the iQ(r)200 System as planned. "As of mid-October, we started shipping units that are about 30% faster, generating 60 microscopic analyses per hour. In addition there have been further refinements in the software to enhance the performance of the system," he said. "One of the advantages of our software driven system is that we can and will easily retrofit our entire installed base of iQ(r)200s to include the new enhancements. We look forward to upgrading this product platform even further in 2004 to add new functionalities and increase its utility for a broader market."

Net research and development expenditures, as anticipated, were down 10% to $1.0 million in the third quarter from $1.1 million in the comparative period of 2002. The R&D expenses are at 12% of revenues, a drop from 16% in the corresponding period of the prior year. The over-all reduction came even with significantly higher R&D expense for its StatSpin(r) subsidiary, which the company believes is necessary to expand the division's product offerings.

Reviewing the business segments, the quarterly revenues from urinalysis products totaled $6.9 million, a 23% increase from $5.6 million in the comparative period a year ago. Revenues from the small laboratory devices segment were $1.5 million, an increase of 6% from the year ago quarter.

The Company will hold a conference call for members of the investment community at 4:30 p.m. Eastern time today. To participate in the call, dial 1-800-915-4836 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-317-5319.

THE COMPANY

International Remote Imaging Systems, Inc. is a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology, the Auto-Analyte Recognition software (AAR) and more recently, the neural network-based Auto-Particle Recognition (APR) technology, a significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved.

The StatSpin(r) subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis.

Advanced Digital Imaging Research, LLC, is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

            Financial Tables (Unaudited) (in 000's)

  Consolidated Performance for the quarter ended September 30

                                 2003            2002
                             ------------    ------------
 Net revenues                $      8,421    $      7,072
 Net income                  $        128    $        104
 Income per share -
          basic:             $       0.01    $       0.01
          diluted:           $       0.01    $       0.01
 Weighted average number
  of common shares
  outstanding -
          basic:               11,208,431      10,688,591
          Diluted:             12,450,707      11,501,501

  Consolidated Performance for the nine months ended September 30

                                  2003            2002
                             ------------    ------------
 Net revenues                $     21,086    $     20,806
 Net income (loss)           $       (611)   $        765
 Income (loss) per share -
          basic:             $      (0.06)           0.07
          diluted:           $      (0.06)   $       0.07
 Weighted average number
  of common shares
  outstanding -
          basic:               11,088,869      10,472,553
          Diluted:             11,088,869      11,552,302

CONTACT:  International Remote Imaging Systems
          Dr. Kshitij Mohan, Chief Executive Officer
          (818) 709-1244

          The Wall Street Group, Inc.
          Ron Stabiner
          (212) 888-4848